EXHIBIT INDEX

Exhibit A:  Attachment to item 77B:
            Accountant's report on internal control.

Exhibit B:  Attachment to item 77C:
            Matters submitted to a vote of security holders
--------------------------------------------------------------

Exhibit A:


Report of Independent Accountants
To the Trustees and Shareholders of
Pacific Innovations Trust

In planning and performing our audit of the financial statements of Pacific Innovations Trust (the "Trust") for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December
31, 1998.

This report is intended solely for the information and use of management and the Board of Directors of the Trust and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
New York, New York
February 23, 1999




Exhibit B:

                  PACIFIC INNOVATIONS TRUST
                      MANAGED BOND FUND

     Results (Unaudited) of Special Shareholder Meeting
                   Held on December 29, 1998

On December 29, 1998, a special meeting of shareholders of the Pacific Innovations Trust - Managed Bond Fund was held in order to vote on the following proposal:

(1)To consider the approval of a new sub-advisory agreement between Bank of America NT&SA, the Managed
   Bond Fund's adviser, and Scudder Kemper Investments,
   Inc. (Managed Bond Fund only);

The voting results for the proposal are shown below:

Proposal:              PROPOSAL 1

Vote Basis:            MANAGED BOND FUND ONLY

Shares Outstanding and Represented
  at the Meeting:      1,746,723.42

In Favor:              1,473,397.31

Opposed:               39,605.59

Abstained/Withheld:    233,720.53